LICENSE AGREEMENT


     THIS AGREEMENT is made as of August 23, 1996 between REP INVESTMENT LIMITED LIABILITY COMPANY, a Michigan limited liability company with its principal place of business at 2757 44th Street, S.W., Suite 306, Grand Rapids, Michigan 49509 (the "Licensor") and EMERSON RADIO CORP., a Delaware corporation with its principal place of business at 9 Entin Road, Parsippany, New Jersey 07054-0430 (the "Licensee").

                         W I T N E S S E T H:

      WHEREAS, the Licensor is the owner, by assignment or otherwise, of all right, title and interest in and to the "Invention" (which term shall have the meaning set forth in subparagraph 1(d) hereof) regarding a sound reproduction speaker system having application in electronics sound reproduction and enhancement systems, including (but not limited to) "home-theater" and "stereo surround sound" systems; and

      WHEREAS, the Licensor desires to have such invention manufactured, sold, distributed and marketed through the granting of an exclusive license; and

     WHEREAS, the Licensee desires to acquire an exclusive license to use, make, have made, sell, market and distribute such invention in accordance with the terms and conditions hereinafter set forth in this Agreement.

      NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

      1. DEFINITIONS. As used herein, the following capitalized terms shall have the following meanings:

           (a) "Affiliate," shall mean any corporation, partnership or other entity which is controlled by, under common control with, or in control of, the applicable party to this Agreement.

           (b) "Confidential Information" shall mean all information which in any way is related to a party to this Agreement or its Affiliates, their business or the Invention which is set forth in any material or devices furnished to one party to this Agreement by the other or which is orally disclosed to a party to this Agreement by or at the direction of the other (all of which shall be deemed "furnished" by such other party). Information pertaining to the Invention which is discovered, learned or compiled by the Licensee, as a result of carrying out its obligations under this Agreement shall be deemed Confidential Information furnished to Licensee by Licensor. By way of example and not of limitation, Confidential Information includes financial statements and information, cost and expense data, production data, trade secrets, secret processes and formulas (whether or not patentable), patents and other properties, technology, marketing and customer data, product samples, manufacturing processes and other information not generally ascertainable from public or published information or trade sources, and any analyses, compilations, studies or other documents which may be prepared for internal use by or on behalf of a party to this Agreement or its Affiliate or Representative. Notwithstanding the foregoing, Confidential Information does not include information which a party to this Agreement can demonstrate by written documentation or other credible evidence: (a) prior to the date of this Agreement, (i) was generally publicly available, or (ii) was in such party's possession from a source other than the other party or its attorneys, accountants, advisors, directors, officers, partners, members, agents or Affiliates (collectively, the "Representatives"), provided that the source of such information was not known by such party or any Representatives of such party, after reasonable investigation, to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party or any of its Affiliates with respect to such information; or (b) after such party's receipt of such information,
(i) becomes generally publicly available without fault of such party, or (ii) is acquired by such party from a third party on a non-confidential basis, provided that the source of such information was not known by such party or any Representatives of such party, after reasonable investigation, to be bound by any confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other party or any of its Affiliates with respect to such information. Notwithstanding anything to the contrary set forth in this Agreement, if any component of the Confidential Information shall be or become publicly available, or otherwise within an exception set forth above to Confidential Information, the manner in which such component is combined with all, or any portion, of the components of such Confidential Information, and the function performed by such component when combined with all, or any portion, of the components of such Confidential Information, shall not be deemed to be "generally publicly available" for purposes of this Agreement and shall not be deemed to come within any other exception set forth above to Confidential Information. All patent applications relating to the Invention constitute Confidential Information furnished by Licensor and at this time shall not be deemed (i) to be "generally publicly available", or (ii) not to constitute Confidential Information hereunder, regardless of whether the Invention is determined to be patentable.

            (c) "Controlled" or "Control" means with respect to, (i) a corporation, the ownership, directly or indirectly, of more than 10% of the securities (as defined in Section 2(1) of the Securities Act of 1933, as amended) of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of such corporation's directors (or persons performing similar functions); (ii) a partnership, being the sole general partner or being in Control (as defined herein) of a majority of the general partners if there is more than one; or (iii) any other entity, having the power to direct the management of such entity.

           (d)   "Invention"  shall  mean the speaker system [redacted]
and  all technology embodied therein,  all  modifications,
enhancements and improvements thereto conceived or reduced to practice by or for Licensor or Licensee during the term of this Agreement and all embodiments of the Invention as claimed in Licensor's Patent Rights. Embodiments of the Invention include the following:

               [redacted]

                      All   patented  embodiments  of  the  Invention   or   any
          modifications, enhancements, and improvements thereto conceived or reduced to practice by or for Licensor or Licensee.

        [redacted]

           (e)  "Patent Rights" shall mean all the subject matter rights claimed
in [redacted]  (ii)   all   patent
applications, including any divisional, continuation, or continuation-in-part patent applications [redacted]; (iii) all patent applications filed in any countries other  than  the  United States based on the aforesaid U.S.
patent applications filed by or on behalf  of Licensor  or  Licensee pursuant to Subparagraph 5(c)  below;  (iv)  all  patent
applications based on modifications, enhancements, and improvements of the Invention and any divisional, continuation, continuation-in-part, or reissue or foreign counterpart based on said modifications, enhancements, and improvements; and (v) all patents and reissues resulting from the foregoing patent applications.

          (f) "Trademarks" shall mean the trademarks identified below for which registration with the U.S. Patent and Trademark Office has been sought by Licensor, as well as such other names, marks, insignias, symbols, and other identifications for which Licensor may obtain appropriate registration, or other legal protection or title.

            [redacted]

          (g) "Unit" means each assemblage of the Invention which is covered by the Patent Rights or any subcomponent thereof which is sold for use in an assemblage of the Invention which is covered by the Patent Rights. By way of example, and not of limitation, each of the following shall constitute a Unit:

            [redacted]

      Where an element of the Invention may include, but is not limited to the following:
                [redacted]

      It is expressly understood that nothing herein contained shall be interpreted to mean that a Unit includes, for purposes of calculating royalties under this Agreement, any of the products or models presently or traditionally sold by Licensee which do not incorporate the Invention. It is also expressly understood that nothing contained herein shall be construed to mean that royalties shall be paid more than once on a single item sold which incorporates the Invention.

     2. INITIAL ADVANCE. In consideration of the initial grant of the license set forth in Paragraph 3 below, concurrently with the execution of this Agreement, Licensee has paid to Licensor the sum of [redacted] becoming due under Paragraph 6 but shall otherwise be non-refundable, and to the extent that the royalty payments aggregate less than such amount the Initial Advance may be retained by Licensor. The Initial Advance shall not be credited against any Maintenance Payment made pursuant to Paragraph 11.

      3. GRANT OF LICENSE. In consideration of the Initial Advance and the royalties pursuant to Paragraph 6 below, Licensor hereby grants to Licensee, which the parties understand shall include any wholly-owned subsidiary of Licensee (whether direct or indirect), effective on the date hereof (the "Commencement Date"), the exclusive worldwide and non-transferable, except as set forth in Paragraph 4, right and license to manufacture, have manufactured, market, distribute, advertise, use, sell, offer to sell and import the Invention and utilize Licensor's Patent Rights and any Confidential Information relating thereto, for the term of this Agreement but subject to the terms and conditions set forth in this Agreement.

      4. SUBLICENSE. Licensee shall have the right to grant sublicenses hereunder, provided that (i) the sublicensee agrees to be bound by all the provisions of this Agreement and agrees that such obligation shall be enforceable against such sublicensee by Licensor, and (ii) Licensee gives Licensor written notice of such sublicensing and furnishes Licensor with a true and complete copy of the sublicensing agreement. In calculating royalties due to Licensor pursuant to Paragraph 6 below, any sales of Units made by sublicensees shall be considered to be sales made by the Licensee whether or not such sublicense was properly made. Any breach of any provision of this Agreement by a sublicensee shall constitute a breach of this Agreement by Licensee, and Licensee shall be liable to Licensor as if Licensee had committed such breach.

     5.   APPLICATION FOR PATENTS AND OWNERSHIP OF PATENT RIGHTS.

           (a) [redacted] Licensor filed at its own expense, and, subject to the provisions of subparagraph 5(b) below, under its sole control, in the name of Licensor, an application for United States Letters
Patent with the United States Patent and Trademark Office on the Invention, [redacted] Licensor shall use diligent efforts to pursue, and to cause not to be abandoned, such application and any subsequent applications required to obtain Letters Patent on the Invention, at its sole expense. However, nothing set forth herein, or in this Agreement, shall be deemed to be a representation or warranty by Licensor that Letters Patent of the United States or any other country will be issued on the Invention. Licensor shall promptly provide copies to Licensee of all applications worldwide and all relevant documents, including correspondence from any applicable Patent and Trademark Offices, pertaining to all patent applications.

          (b)  Licensor shall file an International Patent Application under the
Patent  Cooperation Treaty based on          [redacted]
the Invention, at its expense, within the time required by law. Upon execution of this Agreement, the parties shall consult with each other in good faith and mutually determine those countries other than the United States from which it is desirable to obtain Letters Patent. Licensor shall file for patent protection within the time required by applicable law in those countries agreed upon in writing by the parties and diligently pursue such applications and any subsequent applications required to obtain Letters Patent pursuant thereto and not cause same to be abandoned. Excluding the PCT patent application, Licensee shall pay the reasonable expenses incurred in connection therewith within sixty
(60) days following receipt of written documentation of same from Licensor. One-half (1/2) of each such payment shall be non-reimbursable. The other one-half (1/2) of each such payment shall constitute a non-interest-bearing nonrecourse advance to Licensor which shall be creditable against royalties payable to Licensor pursuant to subparagraph 6(b) in respect of Units sold outside the United States or Canada.

           (c) In the event that after the Commencement Date the Licensee shall believe that any component or element of the Invention is patentable and has not been covered by an application or applications for Letters Patent of the United States or any other country submitted by the Licensor, Licensee shall notify Licensor of its belief and request that Licensor prepare for filing and processing an application or applications for Letters Patent of the United States on such component or element of the Invention. In the event that within ninety (90) days of such request, Licensor has not filed such application or applications, then Licensee shall have the right to cause to be prepared, filed and prosecuted, in the name of Licensor, an application or applications for Letters Patent of the United States or such other country on such component or element of the Invention. In connection with such application or applications, the Licensor shall, without further consideration therefor, at the request of the Licensee, do all acts necessary for obtaining, sustaining, reissuing or extending such Letters Patent on such patent application or applications. Licensee shall pay the reasonable expenses incurred in connection with any such applications, whether filed by Licensor or Licensee, and in the case of applications filed by Licensor shall pay such expenses within sixty (60) days after receipt of written documentation of same from Licensor. One-half (1/2) of the reasonable expenses paid by Licensee pursuant to this subparagraph 5(c) shall be reimbursable from royalties payable pursuant to subparagraph 6(b) in the same manner as expenses paid by Licensee pursuant to subparagraph 5(b); provided, that expenses relating to applications filed in the United States or Canada shall be credited against royalties in respect of Units sold within the United States or Canada, and expenses relating to applications filed in countries other than the United States or Canada shall be credited against royalties in respect of Units sold outside the United States or Canada.

          (d) All Patent Rights shall be the sole and exclusive property of the Licensor, subject to the exclusive license hereby granted.

     6.   ROYALTIES.  Licensee shall pay to Licensor the following royalties:

           (a) Subject to subparagraph 6(c), for Units sold by Licensee or a sublicensee for ultimate sale to consumers in the United States or Canada, the royalty shall be:

                   [redacted]

           (b) Subject to subparagraph 6(c), for all other Units sold by Licensee or a sublicensee, the royalty shall be [redacted].
Sales covered by this subparagraph 6(b) shall not be counted in calculating either of the 500,000 Units referred to in subparagraph 6(a).

           (c) The royalties provided for in subparagraphs 6(a) and 6(b) shall be subject to reduction, as follows:

               (1)  For purposes of this subparagraph 6(c):

                          (A) Patent Rights shall be deemed "terminated" in a given country if and when, after a patent application has been filed in that country, (i) such patent application and all divisional patent applications, continuation patent applications and continuation-in-part patent applications, all of which shall have been filed in good faith, are abandoned without further action on the part of Licensor (or Licensee if the application was filed by Licensee pursuant to subparagraph 5(c)), or (ii) Letters Patent expire after having been issued pursuant to any such patent applications;

                          (B) Patent Rights shall be deemed to "exist" in a country if a patent application has been filed in that country, until patent protection has been terminated in that country within the meaning of clause (A) above; and

                          (C) Sales shall be deemed to have been made "in" a given country if the sold Unit is intended for ultimate sale to consumers in that country.

                (2) If and when Patent Rights are terminated in the United States or any foreign country, the royalties in respect of sales in that country shall be reduced as provided in subparagraph 6(c)(4), effective as of the date of termination.

                (3) If and when Patent Rights have been terminated in both the United States and China, the royalties in respect of sales occurring in all countries other than those in which Patent Rights continue to exist shall be reduced as provided in subparagraph 6(c)(4), effective as of the date of termination.
                      [redacted]

          (d) Royalties shall accrue at the time of sale, which shall be deemed to have occurred when the Unit is shipped to a customer, but Units returned by a customer shall be deducted from sales, so that the royalties shall be calculated with reference to sales net of returns. For the purpose of this Paragraph 6, the term "Licensee" and "sublicensee" shall include any Affiliate of the Licensee or a sublicensee, respectively.

           (e) Royalties shall be paid on or before the thirtieth (30th) day following the end of each calendar quarter based on sales of Units made during the immediately preceding calendar quarter. Licensee may withhold royalties payable in respect of sales of Units, to the extent necessary to repay the portion of the expense of patent registration which was paid by Licensee and which constitutes an advance as provided in subparagraphs 5(b) and 5(c).

           (f) On or before the thirtieth (30th) day following the end of each calendar quarter Licensee shall provide Licensor with a statement, in substantially the form attached hereto as Exhibit A (the "Statement") detailing the sales of Units made by Licensee and any sublicensee during the immediately preceding calendar quarter. Licensor shall have the right from time to time for a period ending two (2) years after the termination of this Agreement, not more often than once each calendar year, upon reasonable advance written notice during normal business hours, to have an independent certified public accountant examine the books and records of Licensee to verify the Statements and the royalties due Licensor pursuant to this Agreement. The cost of such examination shall be borne by Licensor, unless such examination determines that the Licensee has underpaid the royalties due hereunder by more than five (5%) percent in which event Licensee shall pay the reasonable cost of such examination. Licensee shall maintain adequate books and records so that the Statements may be verified. The Statement shall be delivered to Licensor as set forth in Paragraph 18.

           (g) If, at the time this Agreement is terminated, Licensee has on-hand, an inventory of manufactured Units, Licensee shall be permitted to sell such Units after the termination, provided it pays Licensor the royalties due hereunder and continues to comply with the provisions of this Agreement, as if this Agreement were still in effect. Notwithstanding the foregoing, if Licensee terminates this Agreement on account of the abandonment of Licensor's patent application as provided in subparagraph 11(b), and if Licensee sells its on-hand inventory of manufactured Units at a discount from the average price charged for the same Units prior to such termination, the royalties payable upon the sale of such Units shall be correspondingly reduced.

           (h) Licensee acknowledges that this Agreement, and the royalties provided for herein, will continue if a patent covering the Invention is not issued, and will continue beyond the term of the patent if a patent is issued, subject to the provisions of subparagraph 6(d), and that if this Agreement is terminated Licensee has agreed to cease use of the Invention notwithstanding the fact that Licensee might have had the right to continue use of the Invention absent this Agreement. Licensee has agreed to such provisions in consideration of its obtaining access to the Confidential Information and the know-how subsumed in the Invention, which it believes will be of significant value to it even if a patent does not issue and after the expiration of any applicable patents.

     7.   TRADEMARKS.

           (a) Licensor agrees that during the term of this Agreement Licensee shall have the exclusive right to use those Trademarks which, after the date hereof and at or prior to November 1, 1996 (the "Election Period"), Licensee elects to use in connection with marketing the Invention (the "Designated Trademarks"). By the end of the Election Period, Licensee shall give written notice to Licensor as to which, if any, of the Trademarks shall be Designated Trademarks, and thereafter Licensee shall have no right to use, or any rights in, any of the Trademarks other than Designated Trademarks unless the parties otherwise agree in writing. The Designated Trademarks may be used by Licensee on and in connection with the sale of the Invention or products utilizing or used in the Invention (but no other products manufactured by it) in accordance with the grant clause of Article 3 of this Agreement as long as the Invention is manufactured by or for Licensee or a sublicensee or an Affiliate of Licensee or a sublicensee in accordance with this Agreement and in accordance with the standards, specifications, and instructions approved by Licensor and is of a quality, form, and nature that is acceptable to Licensor. Items manufactured to the same standards of quality as currently employed by Licensee at the time this Agreement is made shall be deemed acceptable to Licensor and shall not require Licensor's approval, although Licensee shall advise Licensor of each application of the Invention and each product and model proposed to be manufactured utilizing the Invention, and shall furnish Licensor such information pertaining thereto as Licensor may reasonably request in writing, in order that Licensor can verify Licensee's compliance with this Paragraph 7. Licensor shall not unreasonably withhold its approval of the matters set forth in this subparagraph
(a) and shall respond to any written request for approval within fourteen (14) days after receipt of the same, either granting or denying such approval or requesting additional information (in which event Licensor shall similarly respond within fourteen (14) days after such information is provided.)

           (b) Subject to subparagraph 7(a) it is expressly understood that Licensor has the right to approve the products with which Licensee uses the Designated Trademarks, the quality of Licensee's products with which the Designated Trademarks are used and of any services associated therewith, as well as the manner and form in which the Designated Trademarks are to be used. Licensee agrees that it will use the Designated Trademarks only in a manner and form approved by Licensor. To facilitate such approval, Licensee agrees at Licensor's written request to send to Licensor a sample, specimen, photograph, or finalized layout of any label, tag, package, container, and advertising matter relating to each different use of each Designated Trademark, and shall refrain from such use until written approval is given by Licensor. Unless advised to the contrary by Licensor, any material suggested or furnished by Licensor shall be considered approved for use. Licensee agrees to promptly and fully follow all reasonable, written directions and instructions of Licensor as to use of each of the Designated Trademarks. In addition, at the request of Licensor, Licensee agrees to use appropriate marking, such as "Trademark", "Reg." or "Reg.Mark", or "Reg." if appropriate, with the Designated Trademarks. Licensor shall not unreasonably withhold or delay beyond fourteen
(14) days its approval of the matters set forth in this subparagraph (b).

           (c) Licensee agrees that it is permitted to use the Designated Trademarks, but not any of the other Trademarks, and the Designated Trademarks shall be used only in connection with products or services complying with standards and/or specifications prescribed or approved by Licensor, and that designated representatives of Licensor shall have the right to inspect at any reasonable time upon advance written notice during normal business hours on the premises of Licensee all manufacturing processes, all finished products, all printed materials and advertising, and all other matters relating to any of the Designated Trademarks. Licensee also agrees upon written request to furnish
Licensor with a true sample of each product sold by it under any of the Designated Trademarks. In addition, Licensee agrees to, as part of its record keeping and reporting duties set forth in Paragraph 6, keep track of and report to Licensor at least once each year what Designated Trademarks Licensee has used during the reporting period as well as which products such Designated Trademarks have been used upon and in what countries the Designated Trademarks have been used. Licensor shall not unreasonably withhold or delay its approval of the matters set forth in this subparagraph (c).

           (d) Licensee acknowledges the validity of the Trademarks and the prior rights and title of Licensor in and to the Trademarks, whether registered or not, in the United States and elsewhere. Licensee agrees that all use by it of any of the Trademarks, and the goodwill created thereby, shall without further consideration at any time accrue and inure exclusively to the benefit and remain the sole property of Licensor. Licensee agrees that it will not do anything, directly or indirectly, or by omission, to diminish the value thereof or to impair or injure Licensor's rights therein.

          (e) It is understood that nothing contained in this Agreement or done by Licensee during or prior to this Agreement shall confer or be construed to confer upon Licensee any rights in or to use any of the Trademarks whether registered or unregistered or, in any way that might be prejudicial to the rights of Licensor therein except that Licensee shall have the right to use the Designated Trademarks during the term of this Agreement provided such use is in accordance with the provisions of this Article. Licensee agrees that it does not have and shall not have as a result of its use of rights granted to it by Licensor any right at any time to register any of the Trademarks either alone or in combination with any other word, symbol, slogan, sign, device, or design or to use or register any trademark, service mark, tradename, or business name that is confusingly similar to or any of the Trademarks, and agrees that all use by it and by those in privity with it of the Designated Trademarks shall be discontinued upon expiration or termination of this Agreement for any reason subject to the provisions of subparagraph 6(g). Licensee agrees that it will not at any time do or acquiesce in anything, or aid or assist any other party to do anything, or permit any distributor or other party in its marketing or distribution system to do anything which might infringe upon, harm, dilute, or challenge the rights of Licensor in the Trademarks or impair the validity, value, integrity or scope thereof or create a likelihood of confusion therewith or be prejudicial in any way to the rights of Licensor therein.

           (f) Licensee agrees that it will promptly execute and deliver all documents and do all things with respect to the Designated Trademarks that are requested by Licensor in writing to facilitate compliance with the laws and regulations of any country or regional organization or with any applicable Convention or Treaty or to otherwise carry out the provisions and intent of this Paragraph 7 in those countries in which Licensee, sublicensees or affiliates of Licensee or sublicensees market, use, distribute or sell the Invention or any Units. Licensee agrees to enter into any formal license or registered user agreement and to execute any other document at any time and without any further consideration from Licensor which Licensor may be advised is necessary to preserve the validity of any of the Designated Trademarks, or registrations thereof, or the rights of Licensor therein in those countries in which Licensee, sublicensees or affiliates of Licensee or sublicensees market, use, distribute or sell the Invention or any Units. All filings in respect of all Designated Trademarks shall be made by Licensor at its expense.

           (g) In the event of noncompliance by Licensee with any of the provisions of this Paragraph 7 or use by Licensee of any of the Trademarks outside the terms of this Agreement which is not cured within thirty (30) days after receipt of written demand, Licensor shall have the right to terminate this entire Agreement, or, at its option, subparagraph (a) of this Paragraph 7, upon written notice to Licensee, such termination to be effective one (1) month after the mailing of the notice.

            (h) It is expressly understood that the provisions of this Paragraph 7, and in particular subparagraphs 7(d), (e), (f), (g) and (i), shall survive the termination of this Agreement without the payment of any consideration to Licensee either during or upon termination of this Agreement or thereafter, and are not a limitation on any other rights or remedies of Licensor.

           (i) Licensor acknowledges the validity and value of the Emerson Mark as defined below to Licensee, and Licensee's prior right and title to same, and nothing herein is meant to convey any rights to Licensor with respect to same, or to infringe upon the rights of Licensee to same. It is also expressly understood that Licensee may use its own mark as defined below, in conjunction with the sale, marketing, use, manufacture and distribution of the products which are the subject of this agreement. Accordingly, nothing contained in this agreement shall be construed as a grant to Licensor of any right, title or interest in the Emerson and G-Clef design as set forth on the attached Exhibit B (the "Emerson mark"), or any future forms of same, nor does this agreement authorize Licensor to use the Emerson mark for the purpose of using, manufacturing, selling, marketing or distributing any products, and neither Licensor nor any affiliate shall directly or indirectly sell, use, manufacture, market or distribute any goods whatsoever with the Emerson Mark. Licensor further represents that it shall not register or attempt to register the Emerson mark either alone or in combination with any other word, symbol, slogan, sign, device, or design or to use or register any trademark, service mark, tradename, or business name that is confusingly similar to the Emerson mark in its name or in the name of any third party. Licensor further agrees that it will not at any time aid or assist any other party to do anything which would infringe upon or challenge the rights of Licensee to the Emerson mark, or create a likelihood of confusion therewith. Nothing herein contained shall prevent Licensee from using marks other than the Designated Trademarks in conjunction with the sale, marketing, use, manufacture and distribution of the Invention or Units sold incorporating same.

      8. Term. The term of this Agreement shall commence on the Commencement Date and shall continue unless and until terminated pursuant to Paragraph 10 or 11 below.

      9. Confidentiality. While this Agreement remains in effect and at all times thereafter:

            (a) Each party to this Agreement shall utilize Confidential Information furnished by the other party only to fulfill its obligations under this Agreement. Each party to this Agreement shall use the Confidential Information furnished by the other party for no other purpose whatsoever, whether or not in connection with such party's own business or the business of any of its Affiliates, and each party to this Agreement shall institute such safeguards so as to prevent non-authorized use of any Confidential Information furnished by the other party, including without limitation, restricting access to such Confidential Information within such party's own organization, as are set forth in subparagraph (b) below of this Paragraph 9.

           (b) Each party to this Agreement may disclose the Confidential Information furnished by the other party only to such professional advisors, potential manufacturers and suppliers, accountants, or employees of or retained by such party for the purposes of carrying out such party's duties under this Agreement or as may be required by law; provided, however, that (i) such disclosure is limited only to those individuals whose duties to such party justify their need to review such Confidential Information; (ii) such party informs such persons of the confidentiality of the Confidential Information, and they agree to maintain such confidentiality, limit disclosure as provided in this Agreement, and to restrict their use thereof solely for the above purpose; and (iii) such party remains liable for any breach of any such agreement by such person;

           (c) Upon the termination of this Agreement for any cause whatsoever, each party to this Agreement, upon written demand, shall immediately return all Confidential Information in its possession to the other, all materials or devices in the possession of such party or its Affiliates or Representatives embodying or setting forth any Confidential Information furnished by the other party, and all copies, notes or extracts of any Confidential Information furnished by such other party;

           (d) Any analyses, compilations, studies or other documents which may be prepared for internal use by or on behalf of a party to this Agreement or third parties to which disclosure may be authorized, and which reflect any Confidential Information furnished by the other party, will be used and kept confidential by such party and such third parties in accordance with subparagraphs (a) and (b) above of this Paragraph 9, shall not be used by such party or third party in any way detrimental to the other party, and shall be delivered to the other party pursuant to the provisions of subparagraph (c) above of this Paragraph 9;

           (e) Licensee agrees that neither it nor any of its Affiliates will, without the prior written consent of Licensor, employ, or attempt to employ, or contract for services, Hal Greenberg or William Clack, who have a relationship with Licensor in connection with the development of the Invention;

           (f) In the event either party to this Agreement shall breach any of its obligations set forth in this Paragraph 9, the parties hereby agree that in addition to any other legal and equitable remedies available to the other party, including the right, if any, to seek damages and the right to seek indemnification pursuant to the provisions of Paragraph 12 below, the other party shall be entitled to injunctive relief to prevent any such breach by such party.

           (g) Disclosure of Confidential Information by Licensor in a patent application or by Licensee in a patent application which Licensee is entitled to file as provided in subparagraph 5(b) or 5(c) shall not constitute a violation of this Paragraph 9.

     10.  TERMINATION UPON DEFAULT.

           (a) Licensor shall be entitled to terminate this Agreement and the license granted hereunder: (i) upon any failure of Licensee (A) to pay any royalties or provide a Statement as and when due and (B) to cure such default within fifteen (15) days after receipt of written notice thereof from Licensor;
(ii) upon any material breach by Licensee of the provisions of Paragraphs 7 and 9 above and the failure to cure such breach within thirty (30) days of receipt of written notice; (iii) upon the failure by Licensee to perform any other material term or condition of this Agreement and the failure by Licensee, after having received written notice of such failure from Licensor, to cure such default within thirty (30) days after receipt of such notice; or (iv) if Licensee becomes insolvent, makes an assignment for the benefit of creditors, or seeks the protection of any bankruptcy or similar statute governing creditors' rights, or a supervisory agent, conservator, liquidator or receiver is appointed for Licensee, or for any significant portion of the assets of Licensee.

           (b) Licensee shall be entitled to terminate this Agreement and the license granted hereunder upon the failure by Licensor to perform any material term or condition of this Agreement and the failure by Licensor, after having received written notice of such failure from Licensee, to cure such default within thirty (30) days after receipt of such notice.

     11.  OTHER TERMINATION.

           (a) Subject to the following provisions of this subparagraph (a), Licensor may terminate this Agreement by written notice to Licensee within sixty
(60) days after receipt of the last quarterly statement due for the calendar year in question, if the royalties timely paid to Licensor pursuant to Paragraph 6 for any of the calendar years 1997, 1998 and 1999 are less than a minimum royalty amount of [redacted], or if the royalties timely paid to Licensor pursuant to Paragraph 6 for any subsequent calendar year are less than a minimum royalty amount of[redacted]. For purposes of the preceding sentence, any royalties paid for 1996 shall be treated as if paid in 1997. Such termination shall not be effective if Licensee pays to Licensor the amount of the deficiency in royalties ("Maintenance Payment") within fifteen (15) days after such notice of termination is given. The Maintenance Payment shall constitute compensation to Licensor for continuation of this Agreement and shall not be credited against any royalties subsequently becoming due hereunder. The Initial Advance shall not be credited against any Maintenance Payment.

           (b) Licensee may terminate this Agreement by written notice to Licensor within sixty (60) days after the occurrence of either of the following events: (i) failure of Licensee to achieve a level of sales in any calendar year sufficient to meet the minimum royalty amount for that year as set forth in subparagraph 11(a), or (ii) the abandonment of the patent application referred to in the first sentence of subparagraph 5(a) and all divisional patent applications, continuation patent applications and continuation-in-part patent applications, all of which shall have been filed in good faith, without further action on the part of Licensor, or (iii) a material misrepresentation or willful omission by Licensor which has a material adverse financial impact upon Licensee.

           (c) Termination pursuant to this Paragraph 11 shall be effective sixty (60) days after notice of termination is given.

     12.  INDEMNIFICATION, INTEREST, TERMINATION AND SURVIVAL.

           (a) INDEMNIFICATION. Each of the parties (the "Indemnitor") does hereby agree to indemnify and hold harmless the other party (the "Indemnitee") against all damages, costs and expenses (including without limitation reasonable attorney fees) incurred by the Indemnitee as a result of the Indemnitor's breach of any of its obligations under this Agreement.

           (b) INTEREST. In the event that Licensee shall fail to make any payment hereunder when due, or in the event that an audit conducted pursuant to Paragraph 6 shows that royalties have been underpaid, Licensee shall pay Licensor, in addition to the payments and royalties which are due, interest on such amounts which are due hereunder, from the date such payment or royalties came due hereunder, equal to the lesser of: the prime rate as announced in the Wall Street Journal from time to time (or if such rate is no longer published, at a corresponding index rate), plus four per cent (4%) per annum; or the highest interest rate which may lawfully be charged.

           (c) TERMINATION. Upon termination of this Agreement, Licensee shall cease all use of any Designated Trademarks, the Invention, the Patent Rights and all Confidential Information subsumed therein, except to the limited extent provided in subparagraph 6(g).

            (d)    SURVIVAL.   All  obligations  of  the  parties   under   this
Paragraph 12, and Paragraphs 6, 7 and 9 shall survive the termination of this Agreement.

      13. NEW PRODUCT NOTICE AND APPROVAL. Licensee shall notify Licensor of each new product using the Invention, the Patent Rights and any Confidential Information subsumed therein and provide the Licensor with a production sample of each such product. Licensor reserves the right to evaluate and approve each such product, which approval shall not be unreasonably withheld. The evaluation shall be of function, design (other than cosmetic), durability, sonic performance and other factors considered necessary to maintain product differentiation and quality. Licensor agrees to complete its evaluation of each new product and advise Licensee in writing of its conclusion relating to acceptability for distribution within 14 days of receipt of each new product sample.

     14.  WARRANTIES, REPRESENTATIONS AND COVENANTS.

           (a) Licensor warrants and represents that: (i) it is a limited liability company organized under the laws of the State of Michigan; (ii) it has the requisite power and authority to enter into this Agreement and carry out the transactions contemplated herein; (iii) this Agreement constitutes a valid and binding obligation of the Licensor; and (iv) it believes that the Invention is novel or contains novel elements, (v) to the best of its knowledge it is the sole owner of the Invention, and (vi) it is the sole owner of all right, title and interest in and to the patent application referred to in the first sentence of subparagraph 5(a); provided, however, nothing set forth herein or in this Agreement shall be deemed to constitute a warranty or representation by the Licensor that the Invention is patentable or that the manufacture, use or sale of the Invention or any device incorporating any Confidential Information does not infringe upon the patent rights or other rights of any other party;

           (b) Licensee warrants, represents and covenants: (i) that it is a corporation duly organized under the laws of the State of Delaware, and is duly qualified and in good standing in every jurisdiction in which its business so requires and will continue to be so qualified during the term of this Agreement;
(ii) that the execution, delivery and performance of this Agreement are within its corporate powers; (iii) that this Agreement constitutes a valid and binding obligation of the Licensee; (iv) that while this Agreement remains in effect it will use all reasonable efforts to advertise, promote and market the Invention, although nothing contained herein shall prevent Licensee from dealing in products competitive with the Invention; (v) and that it will assume full responsibility for all expenses associated with claims, damages and recalls of any and all kinds arising from any defect, or alleged defect, with respect to the manufacturer of the Invention or any Unit or any defect, or alleged defect, in materials or workmanship relating to the Invention or any Unit.

      15. INFRINGEMENT. Either party shall have the right, but not the obligation, while this Agreement remains in effect, to institute and prosecute actions, at its sole cost and expense, for the infringement of Patent Rights, of rights in the Designated Trademarks or of other Proprietorship rights with respect to the Invention or any Confidential Information; provided, however, the other party shall fully cooperate, at no cost to it, in the prosecution of any such infringement action. If both parties wish to pursue an infringement claim they will jointly prosecute such claim and each shall bear its own costs with respect thereto. Any recovery from an infringement action, or settlement thereof, shall be applied first to reimburse the parties for the costs they have incurred in prosecuting such action, and then shall be allocated between the parties in proportion to the losses suffered by them by reason of such infringement.

      16. PATENT MARKINGS. Upon the filing of one or more applications for United States or foreign Letters Patents covering some aspect of the Invention or the Confidential Information, and upon the issuance of any Letters Patents therefrom, Licensee agrees to mark all Units manufactured or sold by it under this Agreement with appropriate patent markings as permitted or required by the countries in which such Units are sold, or as specified in writing by Licensor.

      17.   TECHNICAL  SUPPORT.  Until December 31, 1996,  Licensor  shall  make
Jerome E. Ruzicka available to Licensee to consult with Licensee and answer questions relating to the Invention. Such consultation shall be for reasonable periods of time during regular business hours. Such consultation shall be without charge to Licensee if performed through telephone and facsimile communication. Such individual shall also be available for limited periods of on-site consultation at locations within the United States designated by Licensee. Licensee shall reimburse Licensor and such individual all their reasonable out-of-pocket expenses incurred in connection with such services, including (but not limited to) the reasonable cost of travel and lodging and meals while traveling or providing on-site consultation. Such individual shall not be required to consult for more than thirty (30) hours per month for August and September, 1996, or for more than twenty (20) hours per month thereafter. This Paragraph does not obligate Licensor to furnish the services of any individual other than Jerome E. Ruzicka or to provide the services of any third party.

     18. NOTICE. Any notice or demand required or authorized to be given under the terms of this Agreement shall be sent by facsimile transmission, courier or certified mail, return receipt requested and postage prepaid, to the other party at its address set forth below. Notice or demand shall be deemed received on the date received in the case of a facsimile transmission, on the date delivered in the case of a courier, or if by mail, on the date indicated on the return receipt or, in the absence of any such date, on the date such notice was actually received. Receipt by the sender of electronic confirmation of transmission shall be conclusive evidence that a facsimile transmission was received. Any notice or demand required in this Agreement shall be addressed as follows:

          (a)  To the Licensor:    REP Investment Limited Liability Company
                                   2757 44th Street, S.W., Suite 306
                                   Grand Rapids, Michigan 49509
                                   Attn:  Ronald L. Piasecki
                                   Fax No. (616) 531-9141

              With  a  copy to:   Jaffe, Raitt, Heuer & Weiss Professional
                                     Corporation
                                  One Woodward Avenue
                                  Suite 2400
                                  Detroit,
                                  Michigan 48226
                                  Attn:  Joel J. Morris
                                  Fax  No. (313) 961-8358

          (b)  To the Licensee:   Emerson Radio Corp.
                                  9 Entin Road
                                  P.O. Box 430
                                  Parsippany, New Jersey 07054-0430
                                  Attn:  Legal Department
                                  Fax No. (201) 428-2022

               With a copy to:    Wolff & Samson
                                  5  Becker Farm Road
                                  Roseland,  New Jersey 07068
                                  Attn:  Jeffrey M. Davis, Esq.
                                  Fax No. (201) 740-1407

      The foregoing addresses and telephone numbers may be changed by written notice.

      19. GOVERNING LAW AND ARBITRATION. This Agreement shall be governed by the laws of the State of Delaware. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration in Wilmington, Delaware in accordance with the commercial arbitration rules of the American Arbitration Association, and a judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     20.  MISCELLANEOUS.

           (a) COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

           (b) HEADINGS. The headings in the Paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not constitute a part hereof.

           (c) INVALIDITY OF ANY PROVISION. If any provision of this Agreement is declared illegal, invalid or unenforceable, the other provisions of this Agreement shall not be affected but shall remain in full force and effect.

           (d)   AMENDMENT.   No  provision of this Agreement  may  be  amended,
modified, supplemented, changed, waived, discharged or terminated unless each party hereto consents in writing.

          (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Licensor may assign any of its rights or obligations hereunder without the consent or approval of Licensee. Licensee may not assign any of its rights or obligations under this Agreement, whether by contract, consolidation, sale of all or substantially all of its assets, or other corporate reorganization of such party, without the prior written consent of Licensor, which will not be unreasonably withheld, and any attempted assignment without such consent shall be null and void and without any effect whatsoever.

          (f) NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole and exclusive benefit of the parties hereto. Nothing in this Agreement shall be construed to grant to any person other than the parties hereto and their respective permitted successors and permitted assigns any right, remedy or claim hereunder.

           (g) ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties, supersedes all prior agreements and understandings related to the subject matter of this Agreement. There are no understandings, agreements, representations or warranties, express or implied, oral or written, other than those set forth in this Agreement.

           (h) NO WAIVER. No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No course of dealing a party shall prevent such party from exercising any of the rights provided for it under this Agreement or by applicable law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

           (i) RELATIONSHIP OF PARTIES. The parties hereto are independent contractors and neither party shall be deemed to act as agent, representative or partner of the other party in any manner or for any purpose. The obligations of the entities comprising Licensee shall be joint and several.

           (j) FORCE MAJEURE. Neither party to this Agreement shall have any liability to the other by reason of any failure or delay in performance of any provision of this Agreement if and to the extent that such failure or delay is due to acts of God or a public enemy, war, civil unrest sabotage, labor disputes, natural disasters such as storms, cyclones, earthquakes, tidal waves floods, destruction by lightning, explosions, fires, breakdowns in factories, or the acts, rules regulations, orders or directives of any governmental body (including any agency or subdivision thereof), or any similar occurrence (other than financial) beyond the reasonable control of the party failing or delaying to perform. A party seeking relief under this subparagraph shall, as soon as practicable after the impediment and its effects upon its ability to perform become known to it, give notice to the other party of such impediment and its effects on its ability to perform. Notice shall also be given when the ground for relief ceases. Upon the giving of such notice, and during the continuance of such impediment and for a reasonable period thereafter, this subparagraph shall relieve the failing party from damages, penalties and other contractual sanctions (other than interest on delayed payments, if any). If the impediment continues for a period in excess of one hundred twenty (120) days, either party may terminate this Agreement in whole and not in part, by written notice to the other.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

                              REP INVESTMENT LIMITED LIABILITY COMPANY

                              By:   /s/ Ronald L. Piasecki
                                   Ronald L. Piasecki
                              Its: Manager


                              EMERSON RADIO CORP.

                              By:   /s/ Eugene I. Davis
                                   Eugene I. Davis
                              Its: President




                           EXHIBIT A

                       Form of Statement

                   [To be mutually agreed upon]




                          EXHIBIT B

                          Emerson Mark